Exhibit 11
AmSurg Corp.
Earnings Per Share
For the Three and Six Months Ended June 30, 2009 and 2008
The following is a reconciliation of the numerator and denominators of basic and diluted earnings per share attributable to AmSurg Corp. shareholders (in thousands, except per share amounts):

	Three Months Ended June 30,			Six Months Ended June 30,
			Per			Per
	Earnings	Shares	Share	Earnings	Shares	Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount

2009:
Net earnings from continuing operations attributable to AmSurg Corp. per common share (basic)	$13,798	30,660	$0.45	$26,411	30,952	$0.85
Effect of dilutive securities options	—	168		—	165

Net earnings from continuing operations attributable to AmSurg Corp. per common share (diluted)	$13,798	30,828	$0.45	$26,411	31,117	$0.85

Net earnings attributable to AmSurg Corp. per common share (basic)	$13,580	30,660	$0.44	$26,196	30,952	$0.85
Effect of dilutive securities options	—	168		—	165

Net earnings attributable to AmSurg Corp. per common share (diluted)	$13,580	30,828	$0.44	$26,196	31,117	$0.84

2008:
Net earnings from continuing operations attributable to AmSurg Corp. per common share (basic)	$12,444	31,479	$0.40	$24,066	31,388	$0.77
Effect of dilutive securities options	—	483		—	488

Net earnings from continuing operations attributable to AmSurg Corp. per common share (diluted)	$12,444	31,962	$0.39	$24,066	31,876	$0.75

Net earnings attributable to AmSurg Corp. per common share (basic)	$11,244	31,479	$0.36	$22,950	31,388	$0.73
Effect of dilutive securities options	—	483		—	488

Net earnings attributable to AmSurg Corp. per common share (diluted)	$11,244	31,962	$0.35	$22,950	31,876	$0.72